UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 21, 2014

Municipal Mortgage & Equity, LLC
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-55051	52-1449733
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

621 E Pratt Street, Suite 600, Baltimore, Maryland		21202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(443) 263-2900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Employment Agreement for the Executive Vice President and Chief Financial Officer

On February 20, 2014, the registrant entered into an employment agreement with Lisa M. Roberts, its Executive Vice President and Chief Financial Officer. A brief description of the material terms and conditions of this agreement are set forth below under Item 5.02.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 20, 2014, the registrant, and Lisa M. Roberts executed an employment agreement effective as of January 1, 2014 pursuant to which Ms. Roberts continues to be employed as Executive Vice President and Chief Financial Officer. The employment agreement has a three year term ending on December 31, 2016 and provides for an initial base compensation for calendar year 2014 of $460,000, subject to annual increases thereafter at the discretion of the Compensation Committee of the Board of Directors (“Compensation Committee”).

The employment agreement contains the following terms and conditions that are consistent with Ms. Roberts’ prior employment agreement:

•	In addition to her base compensation, Ms. Roberts is eligible to receive incentive compensation payable in cash, shares, options or otherwise as determined by the Compensation Committee based on individual and company performance.

•	The Company may terminate the agreement for cause, which includes Ms. Roberts’s gross negligence, intentional misconduct, conviction of a serious crime, breach of certain non-competition restrictions or breach of the duty of loyalty. "Cause" also includes certain violations of the law and certain failures by Ms. Roberts to perform services reasonably requested of her. If we terminate the agreement for cause or Ms. Roberts terminates the agreement for other than good reason (as defined in the Agreement), she will receive her base salary up through the date of termination but no portion of any incentive compensation for the fiscal year.

•	Upon termination of the agreement (i) by the Company without cause, (ii) by Ms. Roberts for good reason or (iii) because of disability, Ms. Roberts is entitled to receive benefits through the date of termination, a cash severance of $650,000 to be paid in four equal quarterly payments beginning on the first day of the first calendar month following the termination date, and any outstanding deferred cash and equity awards will become fully vested.

•	In the event there is a change of control event, as defined in the Municipal Mortgage & Equity 2010 Share Incentive Plan (which does not apply to a change of control approved by the Board of Directors of the Company as constituted immediately prior to the date such change of control occurs or is deemed to occur), any termination event within the first six (6) months following a change of control shall be deemed to be without cause unless the reason for termination is related to: 1) intentional misconduct; 2) receipt of money in connection with her employment in knowing violation of law; 3) breach of the noncompetition provisions of this agreement; or 4) unappealable conviction of a crime (other than traffic violations).

•	Ms. Roberts may terminate the Agreement at any time after January 1, 2014, by providing thirty (30) days written notice. Ms. Roberts must prove “good reason” (as defined in the agreement) to invoke the voluntary termination clause. Upon such a termination, Ms. Roberts is entitled to receive base compensation and benefits through the date of termination. In addition, Ms. Roberts will become fully vested in any outstanding restricted or deferred share awards, share options or other type of award.

•	The agreement provides for a death benefit equal to $500,000 in the event of Ms. Roberts’ death.

•	The agreement includes a covenant not to compete whereby Ms. Roberts has agreed not to compete with the company, not to divulge confidential company information, and not to solicit company employees or customers for a period of time following the end of her employment with the company. The term of the non-compete extends to the later of (i) the date which is twelve months from the date of termination, or (ii) December 31, 2016.

•	The agreement requires us to indemnify Ms. Roberts from any and all liability for acts or omissions performed in the course of her employment.

The following material terms and conditions are changed from the prior employment agreement:

Ms. Roberts’ prior employment agreement did not contain any change-of-control language, whereas the new agreement incorporates a change of control provision that is identical to the change-of-control provisions of similar employment agreements issued by the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Employment Agreement between Lisa M. Roberts and the Registrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Municipal Mortgage & Equity, LLC

February 21, 2014	By:	/s/ Michael L. Falcone

Name: Michael L. Falcone
Title: Chief Executive Officer and President

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement between Lisa M. Roberts and the Registrant